EXHIBIT 4.1
FIRST SUPPLEMENTAL INDENTURE

dated as of April 29, 2014

among

AK STEEL CORPORATION,

AK TUBE LLC and AK STEEL PROPERTIES, INC.,
as subsidiary guarantors

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
and
U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

____________________________________

8.750%
Senior Secured Notes due
2018

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of April 29, 2014, among AK Steel Corporation, a Delaware corporation (the “Company”), AK Tube LLC, a Delaware limited liability company (“AK Tube”), AK Steel Properties, Inc., a Delaware corporation (together with AK Tube, the “Undersigned”), U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as collateral agent (the “Collateral Agent”).
RECITALS
WHEREAS, the Company, the Guarantors party thereto, the Trustee and the Collateral Agent entered into the Indenture, dated as of November 20, 2012 (the “Indenture”), to provide for the issuance by the Company of $350,000,000 aggregate principal amount of the securities of the Company designated as its 8.750% Senior Secured Notes due 2018 (together with the $30,000,000 aggregate principal amount of 8.750% Senior Notes due 2018 issued on June 24, 2013, the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances a Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary shall unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.
Section 4. Neither the Company nor the Undersigned shall be required to make a notation on the Note to reflect the Note Guarantee or any release, termination or discharge thereof.
Section 5. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 6. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AK Steel Corporation, as the Company
By:	/s/ Roger K. Newport
Name:Roger K. Newport
Title: Vice President and Chief Financial Officer

AK Tube LLC
By:	/s/ Edward J. Urbaniak, Jr.
Name:Edward J. Urbaniak, Jr.
Title: President

AK Steel Properties, Inc.
By:	/s/ David E. Westcott
Name:David E. Westcott
Title: Treasurer

U.S. Bank National Association, as Trustee
By:	/s/ William E. Sicking
Name:William E. Sicking
Title: Vice President and Trust Officer

U.S. Bank National Association, as Collateral Agent
By:	/s/ William E. Sicking
Name:William E. Sicking
Title: Vice President and Trust Officer